EXHIBIT 5.1

August 22, 2012

Imprimis Pharmaceuticals, Inc.
437 South Highway 101, Suite 209
Solana Beach, CA 92075

Re:	Imprimis Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan, as amended Stand-Alone Restricted Stock Unit Agreements

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Imprimis Pharmaceuticals, Inc. (the “Company”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) an aggregate of 11,625,000 shares of your common stock (the “Plan Shares”) which will be issuable under the Imprimis Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan, as amended as of the date hereof (the “Plan”), and (ii) an aggregate of 1,000,000 shares of your common stock (the “RSU Agreement Shares”, and collectively with the Plan Shares, the “Shares”) issuable under two stand-alone restricted stock unit agreements entered on July 18, 2012 between the Company and each of Mark L. Baum and Robert J. Kammer (collectively, the “RSU Agreements”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  For the purpose of the opinion rendered below, we have assumed that in connection with (i) the issuance of the Plan Shares, the Company will receive the consideration for such Shares required by the terms of the Plan, and (ii) the issuance of the RSU Agreement Shares, the Company will receive the consideration for such Shares required by the terms of the RSU Agreements.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan or the RSU Agreements, as the case may be, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP